Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Funds of our report dated March 30, 2020, relating to the financial statements and financial highlights, which appears in American Beacon Continuous Capital Emerging Markets Fund’s (one of the series constituting American Beacon Funds) Annual Report on Form N-CSR for the year ended January 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Other Service Providers” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA
January 29, 2021